UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

SORRENTO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36150	33-0344842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

6042 Cornerstone Ct. West, Suite B

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 210-3700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2014, Sorrento Therapeutics, Inc. (the “Company”) appointed Douglas Ebersole as a director of the Company, as Chairman of the Compensation Committee, and as a member of the Audit Committee.

Mr. Ebersole has over 25 years of broad business experience in industry as well as from consulting in a number of advisory roles, including as a former partner in a Silicon Valley law firm. Currently, Mr. Ebersole is an independent consultant and has worked primarily with PDL BioPharma (PDL) since 2005. From 1992 to 2005, Mr. Ebersole served in various senior executive roles at PDL, including Senior Vice President – Corporate Development and Legal. During 2002, Mr. Ebersole served as PDL’s interim Chief Executive Officer. While at PDL, Mr. Ebersole was responsible for all legal affairs, negotiation of major corporate alliances and public equity and debt financings, and was one of the principal architects of PDL’s Queen patent licensing program. He also had overall responsibility for a number of functional areas including legal, business development, human resources, facilities, manufacturing and quality. Prior to PDL, Mr. Ebersole was initially Associate General Counsel and later General Counsel at NeXT Computer from 1989 to 1992 and earned a JD from Stanford University in 1982.

On August 6, 2014, Cam Gallagher resigned as a director of the Company to devote his time to being a director of the Company’s wholly-owned subsidiary, Ark Animal Health, Inc. (“Ark”). Mr. Gallagher was appointed a director of Ark in May 2014.

Item 8.01	Other Items.

On August 8, 2014, the Company issued a press release regarding the appointment of Douglas Ebersole as director and the resignation of Cam Gallagher as a director of the Company.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated August 8, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2014

SORRENTO THERAPEUTICS, INC.

By:	/s/ Richard Vincent
Name: Richard Vincent
Title: Executive Vice President, Chief Financial Officer and Secretary